EXHIBIT 21.1

SUBSIDIARIES OF BLACKSTONE PRIVATE CREDIT FUND

Name	Jurisdiction
BCRED MAROON PEAK FUNDING LLC	DELAWARE
BCRED CASTLE PEAK FUNDING LLC	DELAWARE
BCRED MIDDLE PEAK FUNDING LLC	DELAWARE
BCRED SUMMIT PEAK FUNDING LLC	DELAWARE
BCRED BARD PEAK FUNDING LLC	DELAWARE
BCRED GRANITE PEAK FUNDING LLC	DELAWARE